Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 26, 1998 relating to the financial statements, which appears in StarBase Corporation's Annual Report on Form 10-KSB for the year ended March 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





PricewaterhouseCoopers LLP

Costa Mesa, California
September 23, 1999